JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	1607 Dominion Centre 43 Queen’s Road East Wanchai, Hong Kong Telephone : (852) 2529-5500
	Fax: Email: Web site:	(852) 2865-1067 jchc@krestoninternational.com.hk http://www.jimmycheungco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

We hereby consent to the use in this Registration Statement of China North East Petroleum
Holdings Limited on Form S-8 dated February 21, 2006 of our report dated May 11, 2005 of
China North East Petroleum Holdings Limited for the year ended December 31, 2004.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

February 21, 2006

Kreston International with offices in Europe
America, The Middle East, The Far East and Australia